UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 13, 2014

Date of report (Date of earliest event reported)

CRC HEALTH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-135172	73-1650429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Boulevard, Suite 600, Cupertino, California		95014
(Address of Principal Executive Offices)		(Zip code)

(877) 272-8668

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On March 13, 2014, CRC Health Corporation (“CRC” or “the Company”), issued a press release (“Press Release”) announcing that it was seeking to refinance all of its outstanding indebtedness under its existing senior secured credit agreement and its senior subordinated bonds and to retire a portion of its parent company indebtedness. The press release also provided certain preliminary unaudited financial information for the fiscal year ended December 31, 2013 and pro forma financial information to reflect certain Q1 2014 transactions. The information set forth in the second and third paragraphs of the disclosure pursuant to Item 8.01 below is incorporated herein by reference. A copy of the Press Release is filed herewith as Exhibit 99.1.

Item 8.01 Other Events

On March 13, 2014, the Company announced that it is seeking to refinance all of its outstanding indebtedness under its existing senior secured credit agreement and its senior subordinated bonds and to retire a portion of its parent company indebtedness. This new indebtedness may be subject to interest rates that are different from the interest rates on the Company’s existing debt instruments and the Company will be obligated to pay fees in connection with securing the new debt. The Company has targeted to complete the refinancing by the end of the first quarter of 2014. Completion of the proposed refinancing is subject to meeting customary due diligence and closing conditions. There is no assurance that the Company will be successful in completing the proposed refinancing.

In conjunction with the proposed refinancing of the Company’s outstanding indebtedness, the Company will be presenting to prospective lenders under the Company’s new debt certain information related to its preliminary financial results for the year ended December 31, 2013, which includes the following:

•	Net client service revenues from continuing operations of approximately $414.6 million;

•	Pro forma net client service revenues from continuing operations of approximately $456.0 million, reflecting $43.4 million of additional revenue from the acquisition of Habit OPOC on February 28, 2014 and a $2.0 million reduction of revenue related to certain discontinued operations activity initiated in Q1 2014;

•	Adjusted EBITDA of approximately $100.5 million; and

•	Pro forma Adjusted EBITDA of approximately $119.8 million, reflecting the acquisition of Habit OPCO on February 28, 2014 and certain discontinued operations and other cost savings actions initiated Q1 2014.

The information set forth above is based on the Company’s estimates of its results of operations that are unaudited and subject to the completion of its financial statement closing process and annual financial audit. The Company’s actual results for the period may differ from estimated results. During the course of the financial statement closing process and annual financial audit, the Company may identify items that would require it to make adjustments, which may be material, to the estimates set forth above. These estimates constitute forward-looking statements and are subject to risks and uncertainties. There can be no assurance that these preliminary results will not differ from the financial information reflected in the Company’s financial statements for such period when they have been finalized or that these preliminary results are indicative of future performance.

Non-GAAP Financial Measures

Adjusted EBITDA and Pro forma Adjusted EBITDA are supplemental non-GAAP financial measures that CRC believes provide useful information to both management and investors concerning its ability to comply with certain covenants which will be tied to these measures in its prospective borrowing arrangements and to meet its future debt obligations. CRC also believes that reporting of these items allows management and investors to better compare CRC’s financial performance from period-to-period, and to better compare CRC’s financial performance with that of its competitors. Adjusted EBITDA and Pro forma Adjusted EBITDA should not be considered as alternatives to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP) and are not being presented as indicators of operating performance or measures of liquidity. Other companies may define Adjusted EBITDA and Pro forma Adjusted EBITDA differently and as a result, such measures may not be comparable to our Adjusted EBITDA and Pro forma Adjusted EBITDA.

The Company is unable to provide a reconciliation of net income (loss) to Adjusted EBITDA because, at this time, we are in the process of completing our financial statements for the fiscal year ended December 31, 2013 and are finalizing the accounting for income taxes which affects net income (loss) but not Adjusted EBITDA. Also, any adjustment to net income (loss) as a result of such accounting for income taxes will not have any impact on the pro forma numbers reflected above.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 13, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 13, 2014

CRC HEALTH CORPORATION

By:	/s/ LEANNE M. STEWART
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer (Principal Financial Officer)

Index to Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 13, 2014